SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of report (Date of earliest event reported): April 30, 1997


                         NATIONAL COMPUTER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                   Minnesota                 0-3713            41-0850527
         (State or other jurisdiction of   (Commission      (I.R.S. Employer
         incorporation or organization)    File Number)    Identification No.)


         11000 Prairie Lakes Drive, Minneapolis, Minnesota          55344
              (Address of principal executive offices)            (Zip Code)



         Registrant's telephone number, including area code:  (612) 829-3000


                                 Not Applicable
          (Former name or former address, if changed since last rport.)

Item 5.   Other Events.

          Certain claims asserted against National Computer Systems, Inc. (the "Company") by University Support Services, Inc. ("USS") in letters received by the Company in December 1994 and January 1995 were disclosed in the footnotes to financial statements contained in the Company's Annual Report on Form 10-K for the year ended January 31, 1997 and in previous reports filed with the Securities and Exchange Commission. On April 30, 1997, the Company was served with a summons and complaint in a lawsuit alleging substantially similar claims filed against the Company by USS in the United States District Court, District of Minnesota, Fourth Division. USS alleges certain claims against the Company in connection with three student loan processing and servicing agreements between the Company and USS. In the complaint, USS seeks compensatory damages and has asked the court to order specific performance of the Company's alleged agreement to assume the obligations of USS with respect to certain student loans. Until the filing of the lawsuit, USS had taken no action to pursue its claims since January 1995. The Company tendered the defense of the claims to its insurer, and the insurer accepted the defense subject to a reservation of rights. The Company's position with respect to the lawsuit is the same as its position with respect to the original claims. The Company has carefully reviewed the claims set forth in USS's complaint, denies such claims and will vigorously defend against the lawsuit. In addition, the Company intends to file all appropriate counterclaims against USS. The Company does not believe that any adverse outcome in the lawsuit would result in a material adverse effect on the Company's financial position.

                                    Signature

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   May  6, 1997

                                   NATIONAL COMPUTER SYSTEMS, INC.



                                   By:   /s/ J. W. FENTON, JR.
                                       -------------------------------------
                                       J.W. Fenton, Jr.
                                       Secretary/Treasurer